Exhibit 99.2

Consent of Greenhill & Co., LLC

We hereby consent to the inclusion of our opinion letter, dated December 1, 2014, to the Special Committee of the Board of Directors of GFI Group Inc. (“GFI”) as Annex F to, and to the description of such opinion and to the references to our name under the headings “Summary—Opinion of Special Committee’s Financial Advisor,” “Summary—Recommendation of the Special Committee and the GFI Board; Reasons for the GFI Merger,” “Risk Factors—Risk Factors Relating to the GFI Merger,” “The GFI Merger—Background of the GFI Merger,” “The GFI Merger—Recommendation of the Special Committee and the GFI Board; Reasons for the GFI Merger—The Special Committee” and “The GFI Merger—Opinion of Special Committee’s Financial Advisor”  in, the proxy statement/prospectus relating to the proposed merger of GFI with an affiliate of CME Group Inc. (“CME”), which proxy statement/prospectus is a part of the Registration Statement on Form S-4 of CME. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

[Signature page follows]

GREENHILL & CO., LLC

By:	/s/ James M. Babski
James M. Babski
Managing Director

New York, New York

December 5, 2014